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Exhibit 10.1

STOCK PURCHASE AND SALE AGREEMENT

        This STOCK PURCHASE AND SALE AGREEMENT (this "Agreement"), dated as of December 16, 2004 is entered into by and among Liberty Ireland Funding, Inc., a Delaware corporation ("LIF" or "Seller"), United UPC Bonds LLC, a Delaware limited liability company ("Purchaser"), UnitedGlobalCom, Inc., a Delaware corporation ("UGC"), and Liberty Media International Holdings, LLC, a Delaware limited liability company ("LMIH"), for the purposes of Article VII only.

RECITALS

        WHEREAS, Seller wishes to sell and Purchaser wishes to purchase 100% of the issued share capital of Princes Holdings Limited, an Irish company ("PHL"), (the "PHL Shares"), on and subject to the terms of this Agreement.

        WHEREAS, capitalized terms not otherwise defined in this Agreement will have the respective meanings set forth in Exhibit A hereto.

        NOW, THEREFORE, in consideration of the foregoing recitals and of the representations, warranties and agreements contained herein, the Parties hereby agree:

ARTICLE I
SALE AND PURCHASE; CLOSING

        1.1   Upon the terms set forth in this Agreement and for the consideration set forth herein, Seller hereby sells the PHL Shares to Purchaser, and Purchaser hereby purchases the PHL Shares from Seller, free and clear from all Encumbrances and together with all rights and advantages attaching thereto.

        1.2   The closing of the purchase and sale of the PHL Shares as set forth in Section 1.1 (the "Completion") is occurring concurrently with the execution and delivery of this Agreement (the "Completion Date") at the offices of Holme Roberts & Owen LLP, 1700 Lincoln Street, Suite 4100, Denver, Colorado 80203.

ARTICLE II
CONSIDERATION

        2.1   Purchase Price. The purchase price for the PHL Shares shall be US$55,105,800 (the "Initial Purchase Price"), subject to adjustment following Completion as provided in Section 2.2. The Initial Purchase Price shall be paid by transfer to Seller of 6,413,991 shares of Class A common stock, par value $.01 per share, of UGC (the "UGC Exchange Shares"). The number of UGC Exchange Shares is equal to (a) the amount of the Initial Purchase Price divided by (b) the UGC Average Share Price.

        2.2   Adjustment to Initial Purchase Price.

          (a)   Within 90 days after Completion, Purchaser shall provide to Seller (i) the audited consolidated financial statements of PHL and its subsidiary undertakings as of and for the year ended December 31, 2004, including the notes thereto (the "Audited 2004 Financial Statements"), which shall be prepared in accordance with accounting standards generally accepted in Ireland and the Irish statutes comprising the Companies Acts 1963-2003, and the European Communities (Companies: Group Accounts) Regulations 1992 (collectively, "Irish GAAP"), applied in a manner consistent with the preparation of the Audited Financial Statements, (ii) the calculation of Audited Full Year 2004 EBITDA based thereon and (iii) if applicable, the calculation of the reduction to the Initial Purchase Price pursuant to Section 2.2(b).

          (b)   If the Audited Full Year 2004 EBITDA is less than Euro 15,772,500, then the Initial Purchase Price shall be reduced by an amount equal to the product of (A) US$150,000,000 (the

  "Estimated Enterprise Value") times (B) 1 minus the quotient of (x) Audited Full Year 2004 EBITDA divided by (y) Budgeted Full Year 2004 EBITDA.

          (c)   The reduction in the Initial Purchase Price made pursuant to Section 2.2(b) shall be settled by the delivery to UGC, within 30 days following the deliveries to Seller pursuant to Section 2.2(a), of a number of UGC Exchange Shares with an aggregate UGC Average Share Price equal to the amount of the reduction.

ARTICLE III
COMPLETION DELIVERIES

        3.1   Concurrently with the execution and delivery of this Agreement, Seller is delivering or causing to be delivered to Purchaser against payment of the Initial Purchase Price:

          (a)   the certificates evidencing the PHL Shares together with appropriate instruments of transfer for the transfer of the PHL Shares from Seller to Purchaser, duly executed by Seller;

          (b)   an opinion of Sherman & Howard L.L.C., U.S. counsel to Seller, addressed to Purchaser and dated as of the Completion Date;

          (c)   each item listed in the Completion Deliveries set forth in Exhibit B hereto; and

          (d)   resignations, effective as of the Completion, as set forth in Exhibit C hereto, in respect of certain directors of PHL.

        3.2   Concurrently with the execution and delivery of this Agreement, UGC is delivering or causing to be delivered to Seller against transfer of the PHL Shares:

          (a)   a stock certificate evidencing the UGC Exchange Shares, duly registered in the name of Seller; and

          (b)   an opinion of Holme Roberts & Owen LLP, addressed to Seller dated as of the Completion Date.

ARTICLE IV
SELLER WARRANTIES

        Except as set forth on the Disclosure Letter or disclosed in the 2004 Management Accounts, Seller represents and warrants to Purchaser and UGC as at the date hereof as follows:

Seller's Transactional Warranties

        4.1   Organization. Seller is duly incorporated, validly existing and in good standing under the laws of Delaware. LMIH is duly organized, validly existing and in good standing under the laws of Delaware. PHL is (a) is validly formed and validly existing under the laws of Ireland; (b) has all requisite corporate or other organizational power and authority to own, lease, and operate its properties and to carry on its business as now being conducted; and (c) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Group Material Adverse Effect. Each Group Company (excluding PHL) is (a) is validly formed and validly existing under the laws of Ireland; (b) has all requisite corporate or other organizational power and authority to own, lease, and operate its properties and to carry on its business as now being conducted; and (c) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Group Material Adverse Effect.

        4.2   Power and Authority. Each of Seller and LMIH has all requisite corporate or limited liability company power and authority to enter into and perform this Agreement and any other documents executed by it hereunder and to consummate the transactions contemplated hereby to which it is a party. The execution, delivery and performance by each of Seller and LMIH of this Agreement and any other documents to be executed by it hereunder and the consummation of the transactions contemplated hereby to which it is a party have been duly authorized by all necessary corporate or limited liability company action on the part of each of Seller and LMIH, as applicable. This Agreement and such other documents executed hereunder constitute (assuming the due execution and delivery hereof and thereof by UGC and Purchaser, as applicable) binding obligations of each of Seller and LMIH enforceable in accordance with their terms except as such enforcement may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors rights generally and subject to general equitable principles.

        4.3   No Consents. No consent, approval, or waiver of, notice to, or filing with, any other Person is required, on behalf of LMIH or Seller in connection with the execution, delivery, or performance by LMIH and Seller of this Agreement or any of the other documents executed by LMIH and Seller hereunder or the consummation by LMIH or Seller of the transactions contemplated hereby.

        4.4   No Conflicts. The execution and delivery of and performance by LMIH and Seller of their respective obligations under this Agreement and any other documents executed by LMIH or Seller hereunder do not:

          (a)   violate or conflict with any provision of the organizational documents of LMIH, Seller or any Group Company as in effect on the date hereof; or

          (b)   conflict with, result in a breach or violation of, (with or without the giving of notice or lapse of time or both) constitute a default (or give rise to any right of termination, cancellation, acceleration, repurchase, prepayment, repayment, or increased payments) under, or give rise to or accelerate any material obligation (including any obligation to, or to offer to, repurchase, prepay, repay, or make increased payments) under, or result in the loss or modification of any material benefit under, any agreement, obligation or instrument to which LMIH, Seller or any Group Company is a party or by which any of them is bound or to which any of their assets is subject; or

          (c)   result in the creation of any Encumbrance on the PHL Shares.

        4.5   Ownership of the PHL Shares. Seller has good and valid title to the PHL Shares together with the right to sell the PHL Shares to Purchaser free from all Encumbrances (other than those imposed by applicable securities laws) and together with all rights and advantages now and hereafter attaching thereto without the prior consent of any third party on the terms and conditions of this Agreement. The PHL Shares constitute 100% of the issued share capital in PHL. There are no other outstanding rights, options, warrants, calls, conversions, or other commitments or agreements of any nature with respect to the direct or indirect share capital interest in PHL.

        4.6   No Brokers. There is no broker, finder, investment banker or similar intermediary that has been retained by, or is authorized to act on behalf of, LMIH, Seller or any Group Company, who will be entitled to any fee or commission in connection with this Agreement or any other documents executed hereunder or upon consummation of the transactions contemplated hereby and which fee or commission could reasonably be expected to be or become a liability of UGC or any of its Affiliates or PHL.

        4.7   Investment Representations.

          (a)   Seller acknowledges that:

            (i)    Seller is acquiring the UGC Exchange Shares for its own account and not with a view to distribution; and

            (ii)   the UGC Exchange Shares have not been registered under the Securities Act or any other securities laws, and, therefore, can only be sold or transferred pursuant to registration under the Securities Act, or pursuant to an available exemption from registration.

Additional Warranties Concerning PHL

        4.8   Capitalization of PHL and Subsidiaries. With the exception of the PHL Shares (which are owned by Seller), all of the outstanding equity securities of the Group Companies are registered in the name and beneficially owned by one or more of the Group Companies, free and clear of all Encumbrances (other than liens securing the LIF Loan). All of the outstanding equity securities of the Group Companies have been duly authorized, validly issued and are fully paid up. There are no Contracts to which any Group Company is a party, remaining unfulfilled as of the date of this Agreement relating to the issuance, sale, or transfer of any equity securities, or options or other rights to acquire equity securities of any Group Company. The outstanding equity securities, or options or other rights to acquire equity securities, of the Group Companies have been issued in compliance with all applicable legal requirements.

        4.9   Financial Statements; No Undisclosed Liabilities.

          (a)   Seller has delivered to Purchaser the following financial information: (i) the audited Group Balance Sheet, Group Profit and Loss Account and Group Cash Flow Statement for the Group Companies as of and for the fiscal years ended December 31, 2003 and 2002 and the audited Balance Sheet for PHL as of December 31, 2003 and December 31, 2002 (the "Audited Financial Statements") and (ii) the unaudited monthly management accounts for the period from June 1, 2004 to October 31, 2004 (the "2004 Management Accounts"), which include unaudited monthly balance sheets and statements of operations of the Group Companies as of each month end and for the month then ended in such period (the "Interim Unaudited Financial Statements").

          (b)   Except as described in the notes thereto, the Audited Financial Statements give, in each case, a true and fair view of the state of affairs of the Group Companies as of their respective balance sheet dates and of the loss and cash flow of the Group Companies for the respective years then ended.

          (c)   The Interim Unaudited Financial Statements included in the 2004 Management Accounts have been prepared in good faith and in a manner consistent with the preparation of the unaudited monthly management accounts for 2003 previously provided to Purchaser.

          (d)   As of October 31, 2004, there were no liabilities of the Group Companies required to be reflected in a consolidated balance sheet of the Group Companies prepared in accordance with Irish GAAP that were not provided or allowed for or otherwise disclosed in the 2004 Management Accounts as of and for the month ended October 31, 2004.

          (e)   Since May 19, 2004, no event has occurred and no condition exists that, individually or together with other events and conditions, has had or, insofar as LIF can reasonably foresee, is reasonably likely to have, a Material Adverse Effect on PHL.

          (f)    As of October 31, 2004, the outstanding consolidated indebtedness for borrowed money of PHL (exclusive of finance leases) was Euro 80,143,592.

        4.10 Assets. The assets owned by any Group Company and used in the business of the Group Companies are free and clear of third party interests and other Encumbrances other than Permitted Liens.

        4.11 Contracts; Interested Party Transactions.

          (a)   Each material Contract (including material programming agreements) to which any Group Company is a party is in full force and effect and such Group Company is not in breach of or default under such Contract. Each material written Contract to which any Group Company is a party has been made available by or on behalf of each Group Company to Purchaser.

          (b)   The Disclosure Letter contains a true and complete list of all suppliers of programming distributed by the Group Companies; identifies the oral and written agreements, if any, pursuant to which such programming is so supplied and the term thereof; specifies the license or programming fees being paid for such programming and, if the fees so paid are not pursuant to an unexpired written agreement, the basis for determining the amount of fees payable.

          (c)   The Disclosure Letter contains a true and complete list of all Contracts between any Group Company, on the one hand, and any director or officer of a Group Company, on the other hand, pursuant to which there are any unfulfilled obligations of the Group Companies.

          (d)   Except for the LIF Loan, as of the date hereof there are no Contracts between Liberty Media International, Inc., a Delaware corporation ("LMI"), any consolidated subsidiary of LMI (other than any Group Company and UGC and its Subsidiaries), or any officer or director of LMI, on the one hand, and any Group Company, on the other hand. Since January 29, 2004, no transactions of the kind referred to in Item 404 of Regulation S-K promulgated under the Securities Exchange Act of 1934 involving any Group Company, on the one hand, and LMI, any consolidated subsidiary of LMI (other than any Group Company and UGC and its Subsidiaries), or any officer or director of LMI, on the other hand, have occurred, except for the LIF Loan.

        4.12 Employees or Consultants. PHL has fulfilled all of its obligations required to be fulfilled on or prior to the date hereof related to any and all material employment and consultant agreements (including pensions and benefit schemes) and there are no phantom options for PHL.

        4.13 Environmental Laws. To Seller's knowledge, no damage to the environment has been done, permitted or contributed to in any way by any Group Company, which could reasonably be expected to have a Group Material Adverse Effect.

        4.14 Legal Compliance. To the Knowledge of Seller and except for the Examination and any matter referred to in the related proceedings or the Schemes of Arrangement, since January 29, 2004, PHL (a) has carried on its business in all material respects in accordance with, the terms of any foreign or domestic statute, law, ordinance, rule, regulation, registration, permit, order, license, decree or Judgment (other than those that apply to the protection of the environment) applicable to it and (b) no Legal Proceeding, claim, demand, or notice has been filed or commenced against PHL alleging any failure to so comply. Without limiting the generality of the preceding sentence, neither PHL, nor to the Knowledge of Seller, any of PHL's directors, officers, or agents, has made, offered to make, or directed others to make or offer or make, any payment, or has given, offered to give, or directed others to give or offer or give, anything of value, directly or indirectly, to any official or representative of any Governmental Authority, for the purpose of influencing a decision to secure or maintain business for any Group Company.

        4.15 Books and Records. The corporate and business administration and records of the Group Companies are maintained, in all material respects, in accordance with all applicable legal requirements.

        4.16 Legal Proceedings.

          (a)   The Disclosure Letter sets forth all Legal Proceedings pending or, to Seller's knowledge, threatened, against any Group Company, where the potential claim, obligation, liability or expense of any Group Company in respect thereto may exceed Euro 100,000 (it being agreed that Euro 100,000 shall not be deemed to be a measure of materiality to Seller, PHL or the Group Companies).

          (b)   Without limiting the generality of Section 4.16(a),

            (i)    Since May 19, 2004, PHL has not (A) applied for or consented to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its assets, (B) made a general assignment for the benefit of its creditors, (C) commenced a voluntary case under any applicable law relating to bankruptcy or insolvency, (D) filed a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (E) failed to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under any applicable law relating to bankruptcy or insolvency, or (F) taken any corporate or partnership action for the purpose of effecting any of the foregoing,

            (ii)   Since May 19, 2004, no proceeding or case has been commenced, without the application or consent of PHL, in any court of competent jurisdiction, seeking (A) its reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (B) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of PHL or of all or any substantial part of its assets, or (C) similar relief in respect of PHL under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and

            (iii)  Since May 19, 2004, no Judgment for relief against PHL has been entered in an involuntary case under any applicable law relating to bankruptcy or insolvency.

        4.17 Scheme of Arrangements. The Scheme of Arrangements in respect of the Examination of PHL and Chorus Communication Limited is binding on all their creditors, contingent or otherwise, (as defined in the Scheme of Arrangements), and no such creditor is claiming, or to Seller's knowledge, threatening to claim, payment from any Group Company, outside of the Scheme of Arrangements, other than as claims for damage to the environment.

        4.18 Operation of Business. Since May 19, 2004:

          (a)   there has not been any material adverse change in the business, properties, operations or financial condition of the Group Companies taken as a whole and no event has occurred and no condition exists which has had or is reasonably likely to have a Group Material Adverse Effect;

          (b)   the business of the Group Companies has been operated in the ordinary course only; and

          (c)   no dividend payments have been made by PHL to its shareholder.

        4.19 True and Complete Disclosure. To the Knowledge of Seller, the information, exhibits and schedules made available by or on behalf of Seller to Purchaser and UGC in connection with the due diligence investigation, negotiation, preparation or delivery of this Agreement and the other documents executed hereunder or included herein or delivered pursuant hereto, when taken as a whole do not contain any untrue statement of fact or omit to state any fact necessary to make the statements herein, in light of the circumstances under which they were made, not misleading in any material respect, except where the statement or omission relates to matters that together would not constitute a Group Material Adverse Effect.

        4.20 Tax Representations and Warranties. To Seller's knowledge, all Tax Returns required to be filed before the Completion Date by or on behalf of any Group Company have been prepared for filing or have been duly filed. To Seller's knowledge, except as disclosed in the 2004 Management Accounts, all Taxes shown to be payable on such Tax Returns or on subsequent assessments with respect thereto have been paid in full. To Seller's knowledge, no Group Company has any current or potential liability for the Taxes of any other Person. To Seller's knowledge, no claim has been made or threatened by any jurisdiction where any Group Company does not file Tax Returns that any Group Company is or may be subject to Taxes or required to file Tax Returns in that jurisdiction. Seller hereby represents and warrants that no Group Company is liable for any Taxes for the period beginning May 20, 2004 up to the Completion Date, other than as set forth in the Disclosure Letter and the 2004 Management Accounts, other than Taxes arising from normal operations of the Group Companies from the latest balance sheet contained in the 2004 Management Accounts to the Completion Date, and other than taxes solely arising as a result of the Examination and any matter referred to in the related proceedings of or the Scheme of Arrangement.

        4.21 Value of PHL Shares. The PHL Shares do not derive the greater part of their value from land, buildings, minerals or mineral rights in Ireland, or from exploration rights on the continental shelf of Ireland.

ARTICLE V
UGC AND PURCHASER WARRANTIES

        UGC and Purchaser (as applicable) represent and warrant to Seller as at the date hereof as follows:

Warranties of UGC and Purchaser

        5.1   Organization. UGC is duly incorporated, validly existing and in good standing under the laws of Delaware. Purchaser is duly organized and validly existing under the laws of The Netherlands.

        5.2   Power and Authority. Each of UGC and Purchaser has all requisite corporate or other organizational power and authority to enter into and perform this Agreement and any other documents executed by it hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of UGC and Purchaser of this Agreement and any other documents to be executed by either of them hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or other organizational action on the part of UGC and Purchaser, as applicable. This Agreement and such other documents executed hereunder constitute (assuming the due execution and delivery hereof and thereof by Seller) binding obligations of each of UGC and Purchaser enforceable in accordance with their terms except as such enforcement may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors rights generally and subject to general equitable principles.

        5.3   No Consents. No consent, approval, or waiver of, notice to, or filing with, any other Person is required, on behalf of UGC or Purchaser in connection with the execution, delivery, or performance by UGC or Purchaser of this Agreement or any of the other documents executed by UGC or Purchaser hereunder or the consummation by UGC or Purchaser of the transactions contemplated hereby.

        5.4   No Conflicts. The execution and delivery of and performance by UGC and Purchaser of their respective obligations under this Agreement and any other documents executed by UGC or Purchaser hereunder do not:

          (a)   violate or conflict with any provision of the organizational documents of UGC or Purchaser; or

          (b)   conflict with, result in a breach or violation of, (with or without the giving of notice or lapse of time or both) constitute a default (or give rise to any right of termination, cancellation, acceleration, repurchase, prepayment, repayment, or increased payments) under, or give rise to or accelerate any material obligation (including any obligation to, or to offer to, repurchase, prepay, repay, or make increased payments) under, or result in the loss or modification of any material benefit under, any agreement, obligation or instrument to which UGC or Purchaser is a party or by which UGC or Purchaser is bound or to which any of their assets is subject.

        5.5   No Brokers. There is no broker, finder, investment banker, or similar intermediary that has been retained by, or is authorized to act on behalf of, UGC or Purchaser who will be entitled to any fee or commission in connection with this Agreement or any other documents executed hereunder or upon consummation of the transactions contemplated hereby and which fee or commission could reasonably be expected to be or become a liability of Seller or any of its Affiliates.

        5.6   Investment Representations.

          (a)   UGC and Purchaser each acknowledge that:

            (i)    Purchaser is acquiring the PHL Shares for its own account and not with a view to distribution; and

            (ii)   the PHL Shares have not been registered under the Securities Act or any other securities laws, and, therefore, can only be sold or transferred pursuant to registration under the Securities Act, or pursuant to an available exemption from registration.

Additional Warranties of UGC

        5.7   Fairness Opinion. The Special Committee has received an opinion from a financial advisor acceptable to the Special Committee dated as of the Completion Date that the transactions contemplated by this Agreement are fair to UGC and its non-affiliated stockholders from a financial point of view.

        5.8   Special Committee Approval. The Special Committee has approved the transactions contemplated by this Agreement and all necessary additional requisite corporate approvals have been obtained.

        5.9   Issuance of UGC Exchange Shares. The UGC Exchange Shares have been validly issued, fully paid and are nonassessable, and will be free and clear of third party interests and any and all Encumbrances except those imposed by applicable securities laws.

        5.10 Registration. The UGC Exchange Shares will constitute "Registrable Securities" under the Registration Rights Agreement dated as of January 30, 2002, among UGC, Liberty Media Corporation, Liberty Global, Inc. and Liberty UCOMA, LLC (the "Registration Rights Agreement"), assuming that the Seller is a "Liberty Holder" thereunder.

        5.11 Reports. UGC has filed all reports and other documents required to be filed by it with the U.S. Securities and Exchange Commission since December 31, 2003 and none of such reports and other documents contained, as of their respective dates and taking into consideration any subsequent filing of any report or other document, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        5.12 Exchange Listing. UGC's Class A common stock is duly listed on the Nasdaq National Market and no inquiry or proceeding has been initiated or, to UGC's best knowledge after reasonable investigation, threatened, which could cause such listing to be terminated or restricted.

        5.13 Operation of Business. Except as otherwise publicly disclosed, since December 31, 2003, there has not been any material adverse change in the business, properties, operations or financial condition of UGC and its Subsidiaries taken as a whole and no event has occurred and no condition exists which has had or is reasonably likely to have a Material Adverse Effect on UGC.

        5.14 Investment Representations. With respect to the treatment by Seller of the transactions contemplated by this Agreement as a transaction covered by Section 351 of the Code, UGC and Purchaser represent and warrant as follows:

          (a)   Purchaser is wholly owned directly by UGC and classified as a disregarded entity for U.S. federal income tax purposes.

          (b)   UGC Class A Stock, UGC Class B Stock and UGC Class C Stock are the only classes of capital stock of UGC issued and outstanding and there is no non-voting class of capital stock of UGC issued and outstanding.

          (c)   UGC does not have any current plan or intention to liquidate or merge with or into any other person.

          (d)   UGC and its Affiliates do not have any current plan or intention to transfer any of the equity interests in Purchaser or PHL except for transfers of all of the equity interests in Purchaser or PHL to a direct corporate subsidiary that is "Controlled" (to be defined with reference to Section 368(c) of the Code) directly by the transferor and subsequent transfers by UGC's direct or indirect transferee to a controlled subsidiary of the transferee.

          (e)   Purchaser does not have any current plan or intention to merge with or into any other person or to take any action (or make any election) that would cause Purchaser's classification as a disregarded entity to change for U.S. federal income tax purposes.

          (f)    There is no current plan or intention on the part of UGC or any of its Affiliates to redeem or otherwise reacquire any UGC stock issued in the transactions contemplated by this Agreement.

          (g)   Neither UGC nor Purchaser has any current plan or intention to (i) liquidate PHL, (ii) merge PHL with or into another entity, (iii) change the classification of PHL as a corporation for U.S. federal income tax purposes, or (iv) sell, distribute, transfer or otherwise dispose of the PHL Shares acquired in the transactions contemplated by this Agreement to an entity not owned by UGC or an Affiliate of UGC (other than a pledge or other assignment by United Pan-Europe Communications NV ("UPEC") or a subsidiary of UPEC as collateral in connection with any debt financing of UPEC or its Affiliates).

          (h)   UGC has no actual knowledge of any facts or circumstances that would cause UGC to be treated as an investment company as defined in Section 351(e)(1) of the Code and Treasury Regulation Section 1.351-1(c)(1)(ii).

ARTICLE VI
LIMITATIONS TO THE WARRANTIES

        6.1   Survival. All representations and warranties contained in this Agreement will survive for a period of 18 months following the Completion Date; provided, however, that all of the representations and warranties contained in Sections 4.1 through 4.7, 4.20, and 5.1 through 5.10, 5.12 and 5.14 will survive the execution and delivery hereof and the Completion hereunder and continue in full force and effect until the expiration of the applicable statutes of limitations. The covenants and agreements made by each Party in this Agreement will survive the Completion without limitation (except pursuant to their terms). Any representation, warranty, or covenant that is the subject of a claim or dispute asserted in writing prior to the expiration of the applicable of the periods stated above will survive with respect to such claim or dispute until the final resolution thereof.

        6.2   Limitation of Liability. No Party hereto shall be liable to another Party hereto for such other Party's lost profits, loss of use, lost revenues or other indirect, incidental, special or consequential damages arising from or relating to a Party's performance, non-performance, breach or default under a covenant, warranty, representation, term or condition hereof.

ARTICLE VII
INDEMNIFICATION

        7.1   Indemnification by UGC and Purchaser. Subject to Sections 6.2 and 7.3, UGC and Purchaser, jointly and severally, agree to indemnify and hold harmless, and hereby indemnify and hold harmless, Seller, its Affiliates and its and their respective directors, officers, employees, agents, successors and assigns (any such Person, a "Liberty Indemnified Party"), against any and all Losses suffered or incurred by such Liberty Indemnified Party as a result of, based upon, arising out of or otherwise in respect of:

          (a)   any inaccuracy in or any breach of any representation or warranty of UGC or Purchaser contained in this Agreement; or

          (b)   any nonperformance or breach of any covenant or agreement of UGC or Purchaser contained in this Agreement.

        7.2   Indemnification by Seller and LMIH. Subject to Sections 6.2 and 7.3, Seller, whose indemnification obligations set forth herein shall be guaranteed by LMIH, agrees to indemnify and hold harmless, and hereby indemnifies and holds harmless, UGC and Purchaser, their respective Affiliates and their respective directors, officers, employees, agents successors and assigns (any such Person, a "UGC Indemnified Party"), against any and all Losses suffered or incurred by such UGC Indemnified Party as a result of, based upon, arising out of or otherwise in respect of:

          (a)   any inaccuracy in or any breach of any representation or warranty of Seller contained in this Agreement; or

          (b)   any nonperformance or breach of any covenant or agreement of Seller contained in this Agreement.

        7.3   Tax Indemnification. The amount of any payment under Section 7.1 or 7.2 for Losses arising out of a breach of any representation or warranty, or non-performance or breach of any covenant, with respect to Taxes (a "Tax Indemnity Payment") shall be (i) increased to take account of any additional Tax paid or payable (grossed up for such increase) by the Indemnified Party arising from receipt of the Tax Indemnity Payment (except to the extent such Tax Indemnity Payment is treated as an adjustment to the Initial Purchase Price for tax purposes), and (ii) reduced to take account of any Tax benefit realized (or realizable) by the Indemnified Party arising from the incurrence or payment of any such Tax Indemnity Payment; provided, that (I) in computing the amount of any such additional Tax paid or payable, or the amount of any Tax benefit, the Indemnified Party will be deemed to be subject to the net effective federal, local or other income tax rate (based upon the highest applicable marginal rate); (II) subject to clause (III) below of this Section 7.3, the amount of any additional Tax, or any Tax benefit, shall be calculated regardless of whether the item affects the Tax liability of the party in the year in question (i.e. as a result of the other losses, credits or offsets against tax, or limitations on declarations, etc.); and (III) the amount taken into account in clause (ii) above of this Section 7.3 with respect to any Tax benefit that is not reasonably expected to be realized within three years of the date of the Tax Indemnity Payment (based upon circumstances existing at that time and without regard to the application of the preceding clause II) shall be limited to ten percent of the amount of the reduction that would otherwise apply under clause (ii) above of this Section 7.3.

        7.4   Indemnification Procedures. Any Indemnified Party seeking indemnification under Sections 7.1 and 7.2 with respect to any third party claim, action, suit or proceeding other than with respect to Taxes (collectively, an "Action") shall promptly give notice of such Action to the party from which such indemnification is sought (the "Indemnifying Party"). The Indemnified Party's failure to so notify the Indemnifying Party of any Action shall not release the Indemnifying Party, in whole or in part, from its obligations to indemnify under this Article, except to the extent that the Indemnified Party's failure to so notify actually prejudices the Indemnifying Party's ability to defend against such Action. The Indemnified Party shall be entitled, at the sole expense and liability of the Indemnifying Party, to exercise full control of the defense, compromise or settlement of any such Action unless the Indemnifying Party, within a reasonable time after the giving of such notice by the Indemnified Party, shall (a) deliver a written confirmation to such Indemnified Party that the indemnification provisions of Sections 7.1 and 7.2 are applicable to such Action and that, subject to the remaining provisions of this Article VII, the Indemnifying Party will indemnify such Indemnified Party in respect of such Action pursuant to the terms of Sections 7.1 and 7.2, (b) notify such Indemnified Party in writing of the Indemnifying Party's intention to assume the defense thereof, and (c) retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such Action. The procedures set forth in Section 8.3 shall govern with respect to claims, actions, suit or proceedings with respect to Taxes in lieu of the procedures set forth in this Section 7.4 and Section 7.5.

        7.5   Defense. The Indemnified Party and the Indemnifying Party shall cooperate with the party assuming the defense, compromise or settlement of any such Action in accordance herewith in any manner that such party reasonably may request. If the Indemnifying Party so assumes the defense of any such Action, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnified Party unless (a) the Indemnifying Party has specifically agreed to pay such fees and expenses, (b) any relief other than the payment of money damages is sought against the Indemnified Party or (c) the Indemnified Party shall have been advised by its counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Party or that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such Action (in either of which cases the Indemnifying Party shall not have the right to direct the defense, compromise or settlement of such Action on behalf of the Indemnified Party), and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Party, it being understood and agreed, however, that the Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys at any time for the Indemnified Party together with its Affiliates, unless there shall be a conflict of interest between the Indemnified Party and an Affiliate thereof, in which case the Indemnifying Party shall not be liable for the fees and expenses of more than an aggregate of two separate firms of attorneys at any time for the Indemnified Party and its Affiliates. No Indemnified Party shall settle or compromise or consent to entry of any Judgment with respect to any such Action for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, unless the Indemnifying Party shall have failed, after reasonable notice thereof, to undertake control of such Action in the manner provided above in this Section 7.4. The Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise or consent to entry of any Judgment with respect to any such Action (x) in which any relief other than the payment of money damages is or may be sought against any Indemnified Party, or (y) that does not include as an unconditional term thereof the giving by the claimant, party conducting such investigation, plaintiff or petitioner to such Indemnified Party of a release from all liability with respect to such Action.

        7.6   Limitations. Liability under the indemnification provisions of this Article VII shall be limited in the following manner:

          (a)   The maximum amount of liability of each party shall not exceed $25,000,000, provided that:

            (i)    No limitation shall apply to liability, in respect of (1) representations set forth in Sections 4.1 (as to Seller, LMIH and PHL only), 4.2, 4.5, 4.6, 4.20, 5.1, 5.2, 5.5, 5.8, 5.9 and 5.14 and (2) the obligation of UGC set forth in Sections 8.5 and 9.1.

            (ii)   Claims made pursuant to this indemnification other than claims described in the preceding Section 7.6(a)(i) for which no limitation applies shall be made only to the extent such claims exceed, in the aggregate, $1,000,000.

          (b)   The amount for which any party is liable shall be reduced by any amounts paid or refunded by third parties in relation to the breach of warranties.

ARTICLE VIII
TAX MATTERS

        8.1   Transfer Taxes.

          (a)   Purchaser shall pay all Irish stamp taxes arising out of or in connection with the transactions contemplated by this Agreement.

          (b)   Except as provided in Section 8.1(a), LIF shall pay all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any monetary adjustments, penalties and interest) imposed upon or incurred by LIF in connection with the transactions contemplated by this Agreement (including any real property transfer Tax and any similar Tax). LIF shall file all necessary Tax Returns and other documentation with respect to all such Taxes, and if required by applicable law, LIF shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

          (c)   Except as provided in Section 8.1(a), Purchaser shall pay all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any monetary adjustments, penalties and interest) imposed upon or incurred by Purchaser or any Group Company in connection with transactions contemplated by this Agreement (including any real property transfer Tax and any similar Tax). Purchaser shall pay all of the costs and expenses incurred by Purchaser in filing all necessary Tax Returns and other documentation with respect to all such Taxes.

        8.2   Preparation and Filing of Tax Returns; Refunds of Taxes.

          (a)   For Tax Returns of the Group Companies required to be filed prior to the Completion Date, Seller will prepare (or cause the relevant Group Company to prepare) such Tax Returns and cause the relevant Group Company to pay the Taxes shown due. For Tax Returns related to periods that end prior to the Completion Date and that are required to be filed after the Completion Date and to Straddle Periods, Purchaser shall prepare (or cause the relevant Group Company to prepare) such Tax Returns and Seller shall have the right to review and approve such Tax Returns. Purchaser shall be responsible for all other Tax Returns of the Group Companies, without any review by Purchaser.

          (b)   LIF and Purchaser agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including access to books, records and accounting work papers) relating to each Group Company as is reasonably necessary for the preparation of any Tax Return, claim for refund or tax audit, or the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment of Taxes of any Group Company.

          (c)   UGC and Purchaser covenant that they will not cause any Group Company to amend any Tax Return, make any election or otherwise take any action to the extent such amendment, election or action would increase The Tax liability of any Group Company or Seller or any of its Affiliates for any Pre-Completion Period or Straddle Period, except as required to comply with any final determination following examination, audit or review of such Tax Return.

          (d)   Purchaser shall promptly pay or cause to be paid to Seller all refunds of Taxes and interest thereon received by Purchaser or any Group Company attributable to Taxes paid by Seller or any Group Company with respect to any Pre-Completion Period or the portion of any Straddle Period, to the extent that such refunds are attributable to Taxes paid by Seller under Section 7.2, but specifically excluding any refund, rebate or similar payment attributable to the carryback of losses or credits attributable to periods of any Group Company ending after the Completion Date.

        8.3   Tax Controversies.

          (a)   Notification of Proceedings. If Purchaser or UGC receives written notice of any Tax matter with respect to any Group Company that would affect LIF, or LIF receives written notice of any Tax matter with respect to any Group Company that would affect Purchaser or UGC, the Party receiving such written notice must promptly (and in any event within seven calendar days) notify the other Party; provided, however, that the failure of any Party to so notify the other Party will not impair such Party's rights under this Agreement or release, in whole or in part, the other Party from its obligations under this Agreement, except to the extent (and solely to the extent) that the first Party's failure to so notify actually prejudices the other Party in respect of such Tax matter.

          (b)   Cooperation.

            (i)    LIF, Purchaser and UGC must use their commercially reasonable efforts to cooperate with each other and with each other's agents, including accounting firms and legal counsel, in connection with the preparation or audit of any Tax Return, refund claim or Tax controversy matter with respect to any Group Company or any of their respective activities. Such cooperation must include making available any information, records and documents in their possession or under their control related to any Group Company that is relevant to the preparation or audit of any Tax Return, refund claim or Tax controversy matter with respect to any Group Company or any of their respective activities. Any information provided or obtained under this Section 8.3(b)(i) must be kept confidential, except as may otherwise be necessary in connection with the filing of a Tax Return, refund claims, Tax audits, Tax claims or Tax litigation or as required by law.

            (ii)   Purchaser and UGC will have complete control over the handling (including which arguments to make and how and when to make them), disposition and settlement of any Tax controversy with respect to any Group Company, including any Legal Proceeding in connection with any Tax controversy (a "Tax Proceeding"), including all Tax Proceedings that relate to any Tax issue that could give rise to a liability of LIF to Purchaser or UGC under this Agreement (a "Tax Liability Issue"); provided, that Purchaser shall not agree to any settlement assessment or other resolution of any such Tax issue without first obtaining the consent of LIF, which consent shall not unreasonably be withheld. Purchaser and UGC shall furnish to LIF copies of (A) all inquiries or requests for information from any Tax Authority concerning any Tax Liability Issue, and (B) all written communications and documents submitted to any Tax Authority with respect to any Tax Liability Issue. LIF, Purchaser and UGC shall furnish to each other, promptly after receipt, a copy of all information or document requests, notices of proposed adjustment, revenue agent's reports or similar reports or notices of deficiency with respect to any Tax Liability Issue together with all relevant documents and memos related to the foregoing documents, notices or reports.

            (iii)  If Purchaser, UGC or any Group Company is required or deems it advisable to pay any Tax, file any bond or pay any other amount (a "Tax Deposit") in order to undertake a Tax Proceeding with respect to any Taxes for which LIF is liable under this Agreement, Purchaser, UGC or such Group Company, as applicable, shall first notify LIF of the possible Tax Deposit. If LIF agrees to pay the Tax Deposit, LIF shall advance such amounts to Purchaser no later than three Business Days before such payment is to be made. LIF shall not be entitled to interest on such amount. Within three Business Days after the receipt by Purchaser, UGC or any Group Company of a refund of any Tax Deposit advanced to it by LIF (including any related interest amount received by Purchaser, UGC or any Group Company), Purchaser or UGC must pay such refunded amount to LIF, net of any Tax cost incurred by any Group Company as a result of such refund. If LIF does not agree to pay any Tax Deposit within three Business Days after receipt of the notice of the Tax Deposit, UGC, Purchaser or such Group Company, as applicable, shall satisfy such requirement. Upon a final determination that any tax is owed by LIF, LIF shall pay to UGC, Purchaser or such Group Company, as applicable, the amount of the Tax owed plus interest on the Tax Deposit from the date paid to receipt of the payment from LIF at a rate equal to one-month Euribor.

        8.4   Record Retention. LIF, Purchaser and UGC must retain and provide to each other upon reasonable request any records or other information (including accounting work papers) that are in their possession or readily obtainable and that may be relevant to any Tax matter with respect to any Group Company or examination, proceeding, or determination with respect thereto. Without limiting the generality of the foregoing, LIF, Purchaser and UGC must retain, until the applicable statutes of limitations (including any extensions) plus 90 days have expired, copies of all Tax Returns, supporting work papers, and other records or information that may be relevant to any Tax Returns of any Group Company and must not destroy or otherwise dispose of any such records without first providing the other Party with a reasonable opportunity to review and copy the same.

        8.5   Other Matters.

          (a)   UGC, Purchaser, and their respective Affiliates will comply with the applicable reporting and record-keeping requirements of any Tax Authority applicable to the transactions contemplated by this Agreement including without limitation pursuant to Treasury Regulation Section 1.351-3.

          (b)   Neither UGC, Purchaser, nor any of their respective Affiliates will voluntarily take any position on any federal, foreign, state or local income or franchise tax return, or voluntarily take any other tax reporting position, that is inconsistent with the treatment of the transactions contemplated by this Agreement as a Section 351 exchange.

          (c)   Seller shall deliver to UGC copies of all available work papers, supporting schedules and other information (including without limitation schedules with all FAS 109 calculations) that were used in preparing the U.S. GAAP reconciliation to the 2004 Management Accounts. Seller shall provide all assistance reasonably requested by Purchaser and UGC in connection with efforts by Purchaser and UGC to prepare a complete FAS 109 analysis for 2004 and prior years. In addition, Seller shall prepare and deliver to UGC, within a reasonable time following the Closing and in the template format provided by UGC, a schedule of the available Irish net operating losses (or equivalent) of PHL, updated to the period ending December 31, 2003 based upon the final Tax Return for such period.

          (d)   UGC and Purchaser will not take any action, and will not permit any of their Affiliates to take any action, that would cause the transactions contemplated by this Agreement not to qualify as an exchange under Section 351 of the Code.

ARTICLE IX
COVENANTS

        9.1   LIF Loan Refinancing. UGC shall cause PHL to refinance and repay the LIF Loan on or before the date which is six months after Completion in the currency in which it is denominated. Seller shall extend full cooperation to PHL in connection with such refinancing and no prepayment fee shall be owed to Seller in connection with such refinancing. During a period of six months after Completion, Seller shall not exercise its rights under Section 13.0 (Events of Default) of the LIF Loan. UGC shall not be limited in the manner in which it chooses to fund or otherwise enable PHL to repay the LIF Loan.

        9.2   Registration Rights. If the UGC Exchange Shares do not constitute "Registrable Securities" under the Registration Rights Agreement, UGC hereby grants registration rights to Seller with respect to the UGC Exchange Shares which shall be the same as set forth in the Registration Rights Agreement with respect to "Registrable Securities."

ARTICLE X
GENERAL PROVISIONS

        10.1 Further Assurances. The Parties will and will procure (so far as is within their respective power) any third party as necessary to do such acts and things and execute such deeds and documents as may be necessary fully and effectively to give effect to this Agreement.

        10.2 Survival of Certain Provisions. Insofar as any provision of this Agreement is not being performed at the Completion it will survive and remain in full force and effect notwithstanding the Completion. The representations and warranties set forth in this Agreement will survive as set forth in Section 6.1.

        10.3 Interpretation. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. The Article, Section and Exhibit headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms.

        10.4 Notice Provisions. Except as expressly provided herein, notices and other communications provided for herein will be in writing and will be delivered (i) by hand or courier service or mailed (certified or registered mail, postage prepaid, return receipt requested) or (ii) sent by fax, with a copy to be sent by one of the methods of delivery specified in section (i) above. Any notice properly given will be effective upon receipt or refusal of service:

(a)	if to LMIH or Seller, to it at:
Liberty Media International, Inc. 12300 Liberty Boulevard Englewood, Colorado 80112
	Attention:	Graham Hollis, Senior Vice President Elizabeth Markowski, Senior Vice President
Fax: +1 720 875 5858
and
Sherman & Howard L.L.C. 633 Seventeenth Street Suite 3000 Denver, Colorado 80202
	Attention:	Steven D. Miller, Esq. Fax: +1 303 298 0940
(b)	if to UGC or Purchaser, to it at:
UnitedGlobalCom, Inc. 4643 South Ulster Street, Suite 1300 Denver, CO 80237
	Attention:	Legal Department and President Fax: +1 303 770 4207
and
United Pan Europe Communications N.V. Boeing Avenue 53 Schiphol Rijk 1119 PE The Netherlands
	Attention:	Legal Department
Fax: +31 20 779 9871
and
Holme Roberts & Owen LLP 1700 Lincoln Street, Suite 4100 Denver, CO 80203
	Attention:	W. Dean Salter, Esq. Garth B. Jensen, Esq.
Fax: + 1 303 866 0200

        10.5 Assignment. No Party will, nor will it agree to, assign or otherwise transfer, all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it without the prior written consent of the other Parties.

        10.6 Confidentiality. Subject to Section 10.7, the Parties and their respective Affiliates will each treat as confidential and not disclose or use any information received or obtained as a result of entering into this Agreement (or any document or instrument entered into pursuant to this Agreement) which relates to:

          (a)   the provisions of this Agreement and any document or instrument entered into pursuant to this Agreement, including for the avoidance of doubt, details of the Initial Purchase Price;

          (b)   the negotiations relating to this Agreement (and such other document or instrument); or

          (c)   each Party's business, financial or other affairs or those of its Affiliates;

        10.7 Permitted Disclosure. Section 10.6 will not prohibit disclosure or use of any information if and to the extent:

          (a)   the disclosure is required by law, and any regulatory body or the rules and regulations of any recognized stock exchange or listing authority;

          (b)   the disclosure or use is required for the purpose of any judicial proceedings arising out of or in connection with this Agreement or any other agreement entered into, under or pursuant to this Agreement or the disclosure is reasonably required to be made to a taxation authority in connection with the taxation affairs of the disclosing Party;

          (c)   the disclosure is made to professional advisors of any Party subject to an equivalent obligation of confidentiality to that set out in this Article X;

          (d)   the information becomes publicly available (other than by breach of this Agreement); or

          (e)   the information is independently developed through no violation of an obligation of not to disclose such information;

provided that prior to disclosure or use of any information pursuant to Sections 10.7(a) or 10.7(b) (except in the case of disclosure to a taxation authority), any Party concerned will promptly notify any relevant Party of such requirement with a view to providing such Party with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

        10.8 Waiver. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Party entitled to enforce such term, but any such waiver will be effective only if in writing signed by the Party against which such waiver is to be asserted. No course of dealing will be deemed to amend, waive or discharge any provision of this Agreement. Except as otherwise provided herein, no delay in the exercise of any right will operate as a waiver of such right. No single or partial exercise of any right will preclude its further exercise. A waiver of any right on any one occasion will not be construed as a bar to, or waiver of, any such right on any other occasion.

        10.9 Entire Agreement. The provisions of this Agreement and the documents and instruments referred to herein set forth the entire agreement and understanding between the Parties as to the subject matter hereof and supersede all prior agreements, oral or written, with respect to such subject matter and, except as provided in Article VII, are not intended to confer upon any other Person any rights or remedies hereunder.

        10.10     Severability. Wherever possible each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if for any reason any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable in any respect, such action will not affect any other provision of this Agreement. In such event, this Agreement will be construed to give effect to the original intent of the Parties to the maximum extent possible. Each of the Parties recognizes that the other Parties hereto would not enter into this Agreement in the absence of all of the agreements, undertakings and representations of the Parties hereto and that all undertakings and benefits are mutually dependent.

        10.11     Costs. The costs associated with the preparation of the fairness option for the Special Committee shall be the responsibility of UGC. Save as otherwise expressly provided in this Agreement, each of the Parties will pay its own costs and expenses incurred in connection with the negotiation, preparation and implementation of this Agreement.

        10.12     Governing Law. This Agreement, and all rights, remedies and obligations of the Parties hereunder, will be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflict of laws. In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement or its operations, each of the Parties unconditionally accepts the jurisdiction and venue of any United States District Court located in the State of Colorado, or of any other court located in the State of Colorado, and the appellate courts to which orders and Judgments thereof may be appealed. In any such judicial proceeding, the Parties agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by law, service of process may be made by hand delivery or by nationally recognized courier service or United States Express Mail. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

        10.13     Authorized Agent. Purchaser hereby appoints UnitedGlobalCom, Inc., 4643 South Ulster Street, Suite 1300, Denver, CO 80237 Attention: Legal Department and President, Fax: +1 303 770-4207 as its authorized agent (the "Authorized Agent") upon which process may be served in any action arising out of or based upon this Agreement or the transactions contemplated hereby that may be instituted in any court by any Party and expressly consents to the jurisdiction of any such court and waives any other requirements of or objections to personal jurisdiction with respect thereto. Purchaser represents and warrants that the Authorized Agent has agreed to act as said agent for service of process, and Purchaser agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. If the Authorized Agent shall cease to act as Purchaser's agent for service of process, Purchaser shall appoint without delay another such agent and notify Seller of such appointment in the manner provided in Section 10.4. With respect to any such action in the courts, service of process upon the Authorized Agent in the manner provided in Section 10.4 at the address indicated above and written notice of such service to Purchaser given as provided in Section 10.4 shall be deemed, in every respect, effective service of process upon Purchaser.

        10.14     Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

        10.15     Counterparts. This Agreement may be entered into in any number of counterparts, all of which taken together will constitute one and the same instrument and will become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties. Any Party may enter into this Agreement by signing any such counterpart. Any of such counterparts may be executed in facsimile.

        10.16     Enforcement. Each Party acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such Party or its representatives and that any such breach may cause the other Parties irreparable harm. Accordingly each Party agrees that, in the event of any breach or threatened breach of this Agreement by a Party, the other Parties, in addition to any other remedies at law or in equity it may have, will be entitled, without the requirement of posting a bond or providing a cross-undertaking in damages or other security, to equitable relief, including injunctive relief and an order for specific performance.

[SIGNATURE PAGES FOLLOW]

        IN WITNESS WHEREOF, the Parties (other than LMIH) have caused this Stock Purchase and Sale Agreement to be executed and delivered by their respective officers or other authorized Persons thereunto duly authorized, all as of the date first written above.

LIBERTY IRELAND FUNDING, INC.
By:	/s/ ELIZABETH M. MARKOWSKI
Name:	Elizabeth M. Markowski
Title:	Senior Vice President
UNITED UPC BONDS, LLC
By:	UnitedGlobalCom, Inc., as manager
By:	/s/ ELLEN SPANGLER
Name:	Ellen Spangler
Title:	Senior Vice President
UNITEDGLOBALCOM, INC.
By:	/s/ ELLEN SPANGLER
Name:	Ellen Spangler
Title:	Senior Vice President

        IN WITNESS WHEREOF, for the purposes of Article VII only, LMIH has caused this Stock Purchase and Sale Agreement to be executed and delivered by its officer thereunto duly authorized, as of the date first written above.

LIBERTY MEDIA INTERNATIONAL HOLDINGS, LLC
By:	/s/ ELIZABETH M. MARKOWSKI
Name:	Elizabeth M. Markowski
Title:	Senior Vice President

EXHIBIT A

CERTAIN DEFINED TERMS

        As used in this Agreement, the following terms have the indicated meanings:

        "Affiliate" with respect to a Person means any other Person Controlling, Controlled by or under common Control with the first Person. For purposes of this definition, neither UGC nor any Affiliate of UGC that is Controlled by UGC shall be deemed to be an Affiliate of Seller or LMIH.

        "Audited Full Year 2004 EBITDA" means operating profit (loss) as reflected in the Group Profit and Loss Account included in the Audited 2004 Financial Statements plus, to the extent deducted in determining operating profit (loss), depreciation, amortization, exceptional items and costs of Examination and exiting the wireless local loop business.

        "Budgeted Full Year 2004 EBITDA" means Euro 17,525,000.

        "Business Day" means any day except a Saturday, Sunday or any day on which institutions located in New York City, New York are required or authorized by law or other governmental action to be closed.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Code Section" means a specified section of the Code and the applicable Treasury Regulations promulgated thereunder.

        "Contract" means any note, bond, indenture, debenture, security agreement, trust agreement, mortgage, lease, contract, license, franchise, permit, guaranty, joint venture agreement, or other agreement, instrument, understanding, commitment or obligation, whether oral or written.

        "Control" and derivative terms mean the ability to direct or cause the direction (whether through the ownership of voting securities, by contract or otherwise), directly or indirectly, of the management and policies of a Person or to control (whether affirmatively or negatively and whether through the ownership of voting securities, by contract or otherwise) the decision of such Person to engage in the particular conduct at issue.

        "Daily Prices" means for each trading day in the 10 trading day period referenced in the definition of UGC Average Share Price, the volume weighted average price of UGC Class A common stock on NASDAQ, as reported by Bloomberg Professional Services on screen page UCOMA <Equity>AQR, or a successor quotation system.

        "Disclosure Letter" means the letter so named, dated the date hereof, from Seller to Purchaser and UGC.

        "dollars" or "$" means the lawful currency of the United States of America.

        "Encumbrance" means any (a) security agreement, conditional sale or other title retention agreement; (b) lease, consignment, or bailment given for security purposes; and (c) claim, charge, mortgage, security, lien, prohibition against transfer, pledge, encumbrance, adverse interest, option, equity, power of sale, hypothecation or other third party rights, right of pre-emption, right of first refusal, security interest, attachment, exception to or defect in title, or other ownership interest (including reservations, possibilities of reverter, restrictive covenants, leases, and licenses) of any kind, but excluding any of the foregoing created or imposed by or pursuant to this Agreement.

        "Examination" means the petition for restructuring filed pursuant Irish insolvency law by PHL and Chorus Communication Limited on January 29, 2004 and the corresponding proceedings in connection therewith.

        "Governmental Authority" means any national, state, or local, or any foreign, court, governmental department, commission, authority, board, bureau, agency, official, or other instrumentality of government.

        "Group Company," as of any date, means, individually, PHL or one of its subsidiaries as (as such term is defined in Section 155(1) of the Irish Companies Act, 1963) of such date.

        "Group Companies," as of any date, means, collectively, PHL and its subsidiaries as (as such term is defined in Section 155(1) of the Irish Companies Act, 1963) as of such date.

        "Group Material Adverse Effect" means any event, change, or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of the Group Companies, taken as a whole, except to the extent that such change, event, or effect is attributable to or results from (i) changes affecting the securities or capital markets or economic conditions generally in the country or countries in which the Group Companies conduct their businesses, (ii) changes affecting the industries in which the Group Companies operate generally (as opposed to changes affecting the Group Companies specifically or predominantly) or (iii) changes in Irish GAAP or U.S. GAAP.

        "Indemnified Parties" means any of the Liberty Indemnified Parties or the UGC Indemnified Parties, as the case may be.

        "Judgment" means any judgment, writ, order, decree, injunction, award, restraining order, or ruling of or by any court, judge, justice, arbitrator, or magistrate, including any bankruptcy court or judge, and any writ, order, decree or ruling of or by any Governmental Authority.

        "Knowledge of Seller" means the actual knowledge of either Graham Hollis or Miranda Curtis.

        "Legal Proceeding" means any private or governmental action, suit, complaint, arbitration, legal or administrative proceeding or investigation.

        "LIF Loan" means the loan made by LIF to PHL and certain of its subsidiaries pursuant to a loan agreement dated May 20, 2004.

        "Loss" means any claim, demand, suit, action, proceeding, cost, damage, disbursement, expense, tax, liability, Judgment, loss, deficiency, obligation, fine or settlement of any kind or nature, whether foreseeable or unforeseeable, including interest or other carrying costs, penalties and related reasonable legal, accounting and other professional fees and expenses.

        "Material Adverse Effect" means, with respect to any Person, any event, change, or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such Person and its subsidiaries, taken as a whole, except to the extent that such change, event, or effect is attributable to or results from (i) changes affecting the securities or capital markets or economic conditions generally in the country or countries in which such Person or group of Persons conduct their businesses, (ii) changes affecting the industries in which such Person or group of Persons operate generally (as opposed to changes affecting any such Person or group of Persons specifically or predominantly) or (iii) changes in U.S. GAAP.

        "Party" or "Parties" means LIF, Purchaser, UGC and, with respect to Article VII only, LMIH.

        "Permitted Liens" means (i) liens for current taxes not yet due and payable, (ii) liens arising in the ordinary course of business for sums not yet due and payable consistent with past practice, but not involving any borrowed money or the deferred purchase price for property or services, (iii) deposits, pledges or liens to secure the performance of bids, tenders, letters of credit, contracts, leases, statutory obligations, appeal, performance and payment bonds and other like obligations, (iv) easements, rights of way, restrictions, leases of property to others, title imperfections and restrictions, zoning ordinances and similar encumbrances affecting property, and (v) liens securing the LIF Loan.

        "Person" means any individual, corporation, company, limited liability company, joint venture, governmental authority, business association or other entity.

        "Post-Completion Period" means any Tax filing or reporting period that begins on or after the Completion Date.

        "Pre-Completion Period" means any Tax filing or reporting period that ends on or prior to the Completion Date.

        "Scheme of Arrangements" means the (1) Proposals for a Scheme of Arrangement dated April 13, 2004 between PHL and its members and creditors and (2) Proposals for a Scheme of Arrangement dated April 13, 2004 between Chorus Communication Limited and its member and creditors.

        "Securities Act" means the U.S. Securities Act of 1933, as amended.

        "Special Committee" means the committee of independent directors of the board of directors of UGC constituted for the purpose (inter alia) of reviewing the transactions contemplated by this Agreement.

        "Straddle Period" means any Tax filing or reporting period that begins before the Completion Date and ends after the Completion Date.

        "Subsidiary" means, with respect to any Person:

          (a)   a corporation a majority in voting power of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by a Subsidiary of such Person, or by such Person and one or more Subsidiaries of such Person, without regard to whether the voting of such stock is subject to a voting agreement or similar restriction,

          (b)   a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (i) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (ii) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or

          (c)   any entity (other than a corporation, partnership, or limited liability company) in which such Person, a Subsidiary of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (i) the power to elect or direct the election of a majority of the members of the governing body of such Person (whether or not such power is subject to a voting agreement or similar restriction) or (ii) in the absence of such a governing body, at least a majority ownership interest.

        "Tax" or "Taxes" means all taxes, however denominated, including any monetary adjustments, interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Tax Authority, which taxes include, without limiting the generality of the foregoing, all income or profits taxes, payroll and employee withholding taxes, unemployment insurance, social security taxes, third party's income withholding taxes, sales and use taxes, value added taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business or municipal license taxes, occupation taxes, real and personal property taxes, escheat amounts, stamp taxes, environmental taxes, severance taxes, production taxes, transfer taxes, workers' compensation, governmental charges, and other obligations of the same or of a similar nature to any of the foregoing.

        "Tax Authority" means any U.S. federal, state, or local, or any foreign, taxing authority.

        "Tax Returns" means all returns, declarations, reports, forms, claims for refund, estimates, information returns, and statements and other documentation, including amendments, required to be maintained or filed with or supplied to any Tax Authority in connection with any Taxes.

        "Treasury Regulation" means regulations issued by the U.S. Department of Treasury under the Code.

        "UGC Average Share Price" means the mean average of the Daily Prices per share of UGC Class A common stock over the prior 10 trading day period ending on the date that is 2 trading days prior to the Completion Date.

        "U.S." means the United States of America.

        "U.S. GAAP" means U.S. generally accepted accounting principles as in effect on the date hereof, consistently applied.

        As used in this Agreement, the following terms have the meanings ascribed thereto in the Sections set forth opposite such terms:

Term	Section
2004 Management Accounts	4.9(a)
Action	7.4
Agreement	Preamble
Audited Financial Statements	4.9(a)
Audited 2004 Financial Statements	2.2(a)
Authorized Agent	10.13
Completion	1.2
Completion Date	1.2
Estimated Enterprise Value	2.2(b)
Indemnifying Party	7.4
Initial Purchase Price	2.1
Interim Unaudited Financial Statements	4.9(a)
Irish GAAP	2.2(a)
Liberty Indemnified Party	7.1
LIF or Seller	Preamble
LMI	4.11(d)
LMIH	Preamble
PHL	Recitals
PHL Shares	Recitals
Purchaser	Preamble
Registration Rights Agreement	5.10
Tax Indemnity Payment	7.3
Tax Liability Issue	8.3(b)(ii)
Tax Proceeding	8.3(b)(ii)
UGC	Preamble
UGC Exchange Shares	2.1
UGC Indemnified Party	7.2
UPEC	5.14(g)

EXHIBIT B

COMPLETION DELIVERIES

1.
On Completion, the Seller shall deliver to the Purchaser:

1.1.
certificates in respect of all issued shares in the capital of PHL (or an indemnity in a form acceptable to the Purchaser) and duly executed transfers of all shares in PHL held by any nominee for PHL in favor of such persons as the Purchaser directs.

2.
The Seller shall cause the directors of PHL to deliver a unanimous written consent, effective upon Completion, to:

2.1.
approve for registration and to register (subject to those transfers being duly stamped) the transfers of the PHL Shares;

2.2.
accept the resignations referred to in Section 3.1(d) of the Agreement that are tendered; and

2.3.
appoint as directors those persons nominated by the Purchaser.

B-1

EXHIBIT C

LIST OF REQUIRED OFFICER AND DIRECTOR RESIGNATIONS

Princes Holdings Limited

1.
Graham Hollis

2.
Miranda Curtis

3.
Elizabeth Donahue

C-1

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